PARAMOUNT COMMUNICATIONS INC.

                                                                    NEWS

FOR IMMEDIATE RELEASE                                         January 18, 1994

NEW YORK, NY January 18, 1994 -- Paramount Communications Inc. said that its Board of Directors will convene later this week to consider Viacom's revised proposal to acquire Paramount, announced earlier today.

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Contacts:    Jerry Sherman                      Jeff Taufield
             Paramount Communications Inc.      Kekst and Company
             (212) 373-8725                     (212) 593-2655

             Carl D. Folta
             Paramount Communications Inc.
             (212) 373-8530